EXHIBIT 99.2

[ENZO LOGO]                                                   NEWS
                                                              RELEASE
                                                              -------------
                                                              ENZO BIOCHEM, INC.
                                                              527 MADISON AVENUE
                                                              NEW YORK, NY 10022

FOR IMMEDIATE RELEASE

                      ENZO BIOCHEM INITIATES PHASE II TRIAL
                OF IMMUNOMODULATORY COMPOUND FOR CROHN'S DISEASE

Farmingdale, NY, March 14, 2006 -- Enzo Biochem, Inc. (NYSE:ENZ) announced today that its wholly owned subsidiary Enzo Therapeutics has initiated a Phase II clinical trial to evaluate its immunomodulatory candidate drug EGS21 as a therapeutic for managing Crohn's disease. A Phase I safety trial of EGS21 was successfully concluded last year. The study is being conducted at Hebrew University Hadassah Medical Center where subject enrollment is proceeding.

         The study is based on promising preclinical studies in animal model systems that were carried out by Enzo scientists and collaborators. The results of these studies, presented at several international meetings, demonstrated that EGS21 acts on immune regulatory (NKT) cells and therefore could impact the immune response in the body by modulating its function and adjusting it to a normal state.

         The administration of EGS21 to animals with experimental allergic colitis resulted in marked alleviation of disease symptoms, with a significant improvement of the macroscopic and microscopic colitis scores in those mice that received the candidate drug compared to placebo. Alleviation of colitis symptoms by EGS21 treatment was associated in animal studies with a significant increase of intrahepatic CD8+ T cell trapping (peripheral/intrahepatic CD4+/CD8+ ratio increased by 68% in the control group compared to placebo animals). The beneficial effect of EGS21 on colitis was associated with a 17% increase of the intrahepatic NKT cell number and a 9% decrease of the peripheral/intrahepatic NKT cell ratio. In mice without colitis, treatment led to a 66% reduction of the intrahepatic NKT cell number and a 50% decrease of the peripheral/intrahepatic NKT cell ratio. Administration of EGS21 led to a decreased serum IFNa level in the first group of mice compared to placebo (52 vs. 87 pg/ml, respectively, p<0.05).

         Preclinical laboratory studies suggest that EGS21, because of its demonstrated action on immune NKT cells, could function as an important candidate in the treatment of a variety of immune mediated diseases. A Phase II clinical trial on the effect of EGS21 on subjects with NASH (non-alcoholic steatohepatitis) and its associated metabolic syndrome is currently underway.

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         Crohn's disease is a chronic, serious inflammatory disease of the gastrointestinal tract that affects at least one half million Americans, according to the Crohn's & Colitis Foundation of America. The disease is triggered by an immune mediated inflammatory response that can cause extensive intestinal damage. The disease usually is characterized by diarrhea, abdominal pain and fever, as well as loss of appetite and weight loss. Crohn's disease afflicts people of all ages, but most cases are diagnosed before age 30.

         Enzo said that EGS21, together with the Company's current oral immune regulation platform, could lead to the Company's development and launching of products for treatment of a broad range of immune mediated diseases including hepatitis B virus (HBV) and hepatitis C virus (HCV) associated liver disease, various cancers, Crohn's disease and other forms of inflammatory bowel diseases, HIV, diabetes and graft versus host disease. A Phase II study of the effects of Alequel(TM), Enzo's oral immune regulation drug for the management of Crohn's Disease, which is being applied to a larger group than in previous studies of Alequel(TM), involving a different therapeutic approach than EGS21, is continuing.

 ABOUT ENZO

         Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 200 patents worldwide. For more information visit our website www.enzo.com.

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OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENT AS A RESULT OF DEVELOPMENTS
OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

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CONTACT:
     For: Enzo Biochem, Inc.
     Steve Anreder, 212-532-3232     Or    Ed Lewis, CEOcast, Inc., 212-732-4300